Exhibit 99.1

American Financial Group, Inc. Completes the

Acquisition of the Publicly Held Shares of

Great American Financial Resources, Inc.

Cincinnati, Ohio - September 28, 2007 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) ("AFG") announced today the completion of the previously announced merger by which Great American Financial Resources, Inc. ("GAFRI") acquired the GAFRI shares which AFG did not own. GAFRI paid $24.50 per share in cash for a total purchase price of approximately $225 million. The transaction is being funded primarily with cash from AFG.

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, stated: "We believe that this is a very good use of a portion of our excess capital. We have increased our ownership in a specialty business where we already have significant expertise. It also results in immediate expense savings through the elimination of a public company and further simplifies our organizational structure. We expect that the transaction will be accretive to AFG's earnings by an annualized amount of $.05 to $.07 per share and will enhance our return on equity."

Great American Insurance Company, a wholly-owned subsidiary of AFG, owns approximately 75 percent of GAFRI, with the remaining shares held by AFG. Upon regulatory approval, Great American will pay a dividend of its GAFRI shares to AFG, making GAFRI a direct, wholly-owned subsidiary of AFG. As required in connection with the merger, AFG has guaranteed the long-term indebtedness of GAFRI and its wholly-owned subsidiary, AAG Holding Company.

American Stock Transfer & Trust Company has been appointed Agent for purposes of paying the merger consideration. GAFRI shareholders as of the close of business on September 28, 2007 will be mailed a Letter of Transmittal with instructions on how to surrender GAFRI stock certificates in exchange for the merger consideration.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: AFG's expectations concerning market and other conditions, earnings and investment activities as well as the impact of the transaction and expected expense savings.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the terms of the proposed transactions, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG and other changes in market conditions that could affect any party to the proposed transactions.
Contacts:	Anne N. Watson	Web Sites: www.afginc.com
	Vice President-Investor Relations	www.GreatAmericanInsurance.com
American Financial Group, Inc.
(513) 579-6652

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